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                                                                    EXHIBIT 11.1

                             DELTEK SYSTEMS, INC.
                              EARNINGS PER SHARE
                   CALCULATION OF SHARES USED IN COMPUTING
                        PRO FORMA NET INCOME PER SHARE





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
                                                                           NINE MONTHS
                                                     YEAR ENDED               ENDED
                                                DECEMBER 31, 1995       SEPTEMBER 30, 1996
                                                -----------------       ------------------
Weighted average common shares outstanding          15,037,326             15,059,319

Incremental effect of 1,036,500 options
  to acquire common stock using assumed
  IPO price of $12.00.                                 515,034                495,279
                                                   ------------          -------------
Shares used in computing pro forma net
  income per share (unaudited)                      15,552,360             15,554,598
                                                   ============          =============

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